Exhibit 5.1

June 10, 2022

Board of Directors

One Liberty Properties, Inc.

60 Cutter Mill Road, Suite 303

Great Neck, NY 11021

Ladies and Gentlemen:

As counsel to One Liberty Properties, Inc. (the “Company”), I have participated in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”),to be filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Act”), with respect to the registration of 750,000 shares (“Shares”) of common stock, par value $1.00 per share, of the Company. The Shares subject to the Registration Statement are to be issued under the Company’s 2022 Incentive Plan (the “Plan”).

In connection therewith, I have examined the originals, or photostatic or certified copies, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.

Based upon and subject to the assumptions, limitations and qualifications stated herein, I am of the opinion that the Shares to be issued by the Company under the Plan have been duly authorized by the Company and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s board of directors authorizing the adoption of the Plan and the issuance of the Shares, such Shares will be validly issued, fully paid and non-assessable.

My opinion set forth above is subject to the following general qualifications and assumptions:

1. The foregoing opinion is rendered as of the date hereof. I assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinion.

2. I have made no investigation as to, and I express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such applicable provisions of such Constitution, and I do not express any opinion herein concerning any other laws.

3. Without limiting the effect of the immediately preceding qualification, I express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4. I assume that the issuance of the Shares, together with all outstanding shares of the Company and other issuances by the Company, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Company’s Articles of Amendment and Restatement (the “Charter”).

5. I assume that none of the Shares will be issued in violation of Article X of the Charter.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

I note that I am Vice President and Corporate Secretary of the Company and may be deemed to beneficially own less than 0.2% of the Company’s outstanding common stock.

Very truly yours,

/s/ S. Asher Gaffney
S. Asher Gaffney, Esq.
Counsel

60 Cutter Mill Road, Suite 303 • Great Neck, NY 11021	516-466-3100 • Fax 516-773-2770	NYSE: OLP